EXHIBIT 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 1st day of April 2017, by and between Yui Daing, an individual residing in Kuala Lumpur, Malaysia (the “Purchaser”), Data Backup Solutions, Inc., a Florida corporation (hereinafter referred to as the “Parent”), Data Cloud Inc., a Nevada corporation (hereinafter referred to as the “TARGET”), and Web Hosting Solutions Ltd., a United Kingdom private company limited by shares (hereinafter referred to as “WHS”).

WHEREAS, Parent owns one hundred percent (100%) of the issued and outstanding equity interests of TARGET (“Equity Interests”);

WHEREAS, TARGET owns one hundred percent (100%) of the issued and outstanding ownership interest in WHS;

WHEREAS, TARGET is engaged in the business of providing web hosting solutions through WHS (the “Business”); and

WHEREAS, the Purchaser desires to purchase and acquire such Equity Interests owned by the Parent, and the Parent desires to sell such Equity Interests to the Purchaser so that the Purchaser shall own the one hundred percent (100%) of the issued and outstanding equity Interests of TARGET after the closing of the transactions contemplated by this Agreement;

NOW THEREFORE in consideration of the mutual covenants, representations and warranties, which are to be made and performed by the respective Parties, it is hereby agreed as follows:

ARTICLE I

INTERPRETATION

Section 1.01. Definitions. The following terms when used in this Agreement shall have the meanings hereby assigned to them:

“Action” means any claim, action, suit, formal or informal arbitration or mediation, inquiry, proceeding or investigation by or before any Governmental Entity or private authority;

“Business Day” shall mean any day other than a day which is a Saturday, a Sunday or a statutory holiday in Las Vegas, Nevada;

“Closing” shall mean the closing of the transactions contemplated by this Agreement;

“Encumbrance” shall mean any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, pre-emptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to “Encumbrances” shall be construed accordingly;

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“Governmental Entity” shall mean any court or tribunal in any jurisdiction or any federal, state, municipal or other governmental body, agency, authority, department, commission, board or instrumentality;

“Liabilities” means all debts, liabilities and obligations, whether legal or equitable, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, foreseen or unforeseen, ordinary or extraordinary, patent or latent, including those arising under any applicable law, rule or regulation, or Action and those arising under any contract, agreement, arrangement, commitment or undertaking;

“Party” shall mean a Person, which is bound by this Agreement;

“Person” shall mean any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

“Regulations” shall mean all statutes, laws, codes, treaties, ordinances, decrees, rules, orders and regulations in effect from time to time and made by governments or Governmental Entities having jurisdiction over the Purchaser, Parent, TARGET, WHS, or the Business.

ARTICLE II

EQUITY INTERESTS PURCHASE

Section 2.01. Agreement to Purchase Equity Interests. Subject to and upon the terms and conditions of this Agreement, at the Closing the Purchaser shall purchase the Equity Interests from Parent for a purchase price of Ten Dollars ($10.00 USD) (the “Purchase Price”). Parent’s sale to the Purchaser of the Equity Interests shall represent one hundred percent (100%) of the issued and outstanding equity interests of TARGET.

Section 2.02. Closing. The Closing of the Stock Purchase and the other transactions contemplated by this Agreement will occur on April, 2017 or as soon as possible thereafter (the “Closing Date”).

Section 2.03. TARGET’s and Parent’s Closing Documents. At the Closing, Parent shall tender, or cause to be tendered, to Purchaser:

(a) Certification from Parent and TARGET in a form satisfactory to the Purchaser, acting reasonably, authorizing:

(i)	the execution and delivery of this Agreement by TARGET; and

(ii)	the transfer and registration of the Equity Interests in the name of the Purchaser and evidence of the issuance of the Equity Interests representing all of the Equity Interests in the name of the Purchaser.

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(b) Certification from Parent stating that all Equity Interests are transferred by Parent to Purchaser;

(c) Certification from Parent stating that Purchaser is the registered owner of all of the Equity Interests; and

(d) A certificate executed by Parent certifying that the conditions in Section 8.01(b) have been satisfied.

Section 2.04. Purchaser’s Closing Documents. At the Closing, the Purchaser will tender, or cause to be tendered, to Parent:

(a) the Purchase Price; and

(b) A certificate executed by Purchaser certifying that the conditions in Section 9.01(b) have been satisfied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement and at the Closing Date.

Section 3.02. Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coming to its notice at the time of and after Closing.

Section 3.03. Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04. Each Party acknowledges that the restrictions contained in Section 12.07 (Public Notices) shall continue to apply after the Closing or Termination under this Agreement without limit in time.

Section 3.05. All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Closing Date. If no claim shall have been made under this Agreement against a Party with respect to any incorrectness in or breach of any representation or warranty made by that Party in this Agreement within six months following the Closing Date, that Party shall have no further liability with respect to the representation or warranty.

Section 3.06. The representations and warranties contained in clauses 3.01 and 3.02 herein of this Agreement shall be deemed to apply to all and shall not merge or diminish as a result of the equity purchase as contemplated hereunder.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.01. Organization, Standing and Authority. The Purchaser is an individual residing in Kuala Lumpur, Malaysia, and has all requisite power and authority to own, lease and operate his properties and to conduct his business as presently conducted and as proposed to be conducted.

Section 4.02. Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of the Purchaser, and this Agreement constitutes a valid and binding agreement of the Purchaser.

Section 4.03. No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)	Violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon the Purchaser or upon the assets or business of the Purchaser; or

(b)	Violate any statute, law or regulation of any jurisdiction as such statute, law or Regulation that relates to the Purchaser or to the properties or business of the Purchaser.

Section 4.04. Brokerage. No broker or finder has acted, directly or indirectly, for the Purchaser nor did the Purchaser incur any finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

Section 4.05. Liabilities. Purchaser represents and warrants that he has received all information regarding TARGET’S and WHS’s outstanding Liabilities, contracted obligations and other obligations and has had the opportunity to conduct its own due diligence review of the same. Further, Purchaser represents and warrants that all existing Liabilities of TARGET and WHS shall remain Liabilities of TARGET and WHS after the Closing.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND TARGET

The Parent and TARGET represent and warrant to the Purchaser as follows:

Section 5.01. Organization, Standing and Authority; Foreign Qualification. TARGET is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has all requisite corporate power and authority to own its assets and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification. The Parent owns all of the issued and outstanding equity interests of TARGET and no Person other than the Parent has any right to vote such equity interests.

Section 5.02. Authorization. The execution, delivery and performance by the Parent and TARGET of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of the Parent and TARGET. The Parent and TARGET have duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of the Parent and TARGET.

Section 5.03. Title to the Equity Interests. Upon completion of the transactions contemplated under this Agreement, the Purchaser shall be the beneficial and record holder of the Equity Interests without any Encumbrances thereon.

Section 5.04. Tax Advice. Parent is responsible for obtaining such legal, including tax, advice as he considers necessary or appropriate in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated herein.

Section 5.05 No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a) Violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of TARGET or the terms and conditions of any agreements pertaining to any of the assets of TARGET or its business;

(b) Violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Parent or TARGET is a party or by or to which either of its assets or properties, may be bound or subject;

(c) Violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Parent, TARGET or upon any of TARGET’s assets;

(d) Violate any statute, law or regulation of any jurisdiction as such statute, law or Regulation that relates to Parent, TARGET or to any of TARGET’s assets; or

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(e) Result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by TARGET or any of its assets.

Section 5.06. Compliance with Laws. To the best of Parent’s and TARGET’s knowledge, TARGET is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any federal, state, local or foreign law, ordinance or Regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on TARGET or any of its assets and TARGET has not received written notice that any violation is being alleged.

Section 5.07. Material Information. This Agreement and all other information provided, in writing, by Parent or TARGET or representatives thereof, to the Purchaser, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to the Purchaser in writing which, individually or in the aggregate, could have a material adverse effect on Parent or TARGET or a material adverse effect on the ability of Parent to perform any of its obligations pursuant to this Agreement or on the ability of TARGET or the Purchaser to operate any of TARGET’s assets or conduct its business.

Section 5.08. Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving TARGET. There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of TARGET, threatened against or involving TARGET, or any of its assets. TARGET and Parent have provided Purchaser with information regarding all of TARGET’s outstanding liabilities and other obligations.

Section 5.09. Financial Statements. As of the date of this Agreement Parent is current on its periodic reports required to be filed with the United States Securities and Exchange Commission, including any financial statements required thereby (the “Financial Statements”).

Section 5.10. Status of Assets and the Business. TARGET, its assets and the Business are, and at the time of entering into this Agreement and at the Closing shall be, in good standing and free from any Encumbrances whatsoever.

Section 5.11. Brokerage. No broker or finder has acted, directly or indirectly, for Parent or TARGET nor has Parent or TARGET incurred any obligation to pay any brokerage, finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

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ARTICLE VI

COVENANTS AND AGREEMENTS OF OWNER

Section 6.01. Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, Parent shall cause TARGET to conduct its business substantially in the manner in which it is currently conducted.

Section 6.02. Preservation of Permits and Services. From the date of this Agreement to the Closing Date, Parent shall cause TARGET to use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present managers, officers, employees, agents, and consultants.

Section 6.03. Conduct Pending the Closing Date. From the date of this Agreement to the Closing Date: (a) Parent shall cause TARGET to use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) Parent shall promptly notify Purchaser of any event, condition or circumstance that would constitute a violation or breach of this Agreement by Parent or TARGET.

Section 6.04. Corporate Examinations and Investigations. Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, Liabilities, properties, business and operations of TARGET, including, but not limited to, an examination of the books, records, tax returns, results of operations and financial condition of TARGET. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Parent, TARGET, and their employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

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ARTICLE VII

COVENANTS AND AGREEMENTS OF PURCHASER

Section 7.01. Conduct of Purchaser Pending the Closing. From the date hereof through the Closing Date:

(a) Purchaser shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b) Purchaser shall promptly notify Parent of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by the Purchaser.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE

The obligations of the Purchaser to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 8.01. Representations and Covenants. (a) The representations and warranties of TARGET and Parent contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) TARGET and Parent shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it or them on or before the Closing Date. TARGET shall have delivered to the Purchaser a certificate dated the Closing Date, and signed by an authorized signatory of TARGET to the foregoing effect.

Section 8.02. Governmental Permits and Approvals. (a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by TARGET to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to it, of the granting of such approvals, authorizations, consents, permits and licenses; and

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(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 8.03. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on TARGET, Parent or the Business.

Section 8.04. Closing Documents. The Parent shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PARENT TO CLOSE

The obligation of Parent to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 9.01. Representations and Covenants. (a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b) The Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by him on or before the Closing Date. The Purchaser shall have delivered to Owner a certificate dated the Closing Date to the foregoing effect.

Section 9.02. Governmental Permits and Approvals. (a) All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by the Purchaser to continue to be carried on substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and Parent shall have been furnished with appropriate evidence, reasonably satisfactory to it, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b) There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

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Section 9.03. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on the Purchaser.

Section 9.04. Closing Documents. The Purchaser shall have executed and delivered the documents described in Section 2.04 above.

ARTICLE X

TERMINATION

Section 10.01. Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the purchase of the Equity Interests and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:

(i) by mutual written consent of Parent and the Purchaser;

(ii) by either the Parent or the Purchaser in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the purchase of the Equity Interests or any of the other transactions contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iii) by the Purchaser (a) if the Purchaser is not then in material breach of this Agreement and if there shall have been any breach by Parent (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article VIII, and (B) shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30‑day period and Parent is diligently pursuing such cure, or (b) if the Purchaser has not received results satisfactory to him, in his sole discretion, from its due diligence review of TARGET, the Business, or TARGET’s assets;

(v) by Parent if it is not then in material breach of this Agreement and if there shall have been any breach by the Purchaser (which has not been waived) of one or more of his representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Article IX, and (B) shall not have been cured within thirty (30) days following receipt by the Purchaser of written notice of such breach; or

(b) In the event of termination by Parent or the Purchaser pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

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Section 10.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 10.01 and this Section 10.02; and (ii) Section 12.07 relating to publicity. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE XI

NOTICE

Section 11.01. Service of Notice

All notices, requests, consents and other communications required or permitted hereunder shall be deemed to be served properly if served (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place and recipient of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission, in each case to the parties at the following addresses.

Section 11.02. Addresses for Notices

The address for service of notices hereunder of each of the Parties shall be as follows:

Purchaser:	Mr. Yui Daing Garden South Tower Lingkaran Syed Putra 59200 Kuala Lumpur, Malaysia

TARGET:	Data Cloud Inc. 3609 Hammerkop Drive North Las Vegas, NV 89084

Parent:	Data Backup Solutions, Inc. 12A Greenhill Street, Dept. 106 Stratford Upon Avon Warwickshire CV376LK United Kingdom

WHS:	Web Hosting Solutions Limited 12A Greenhill Street, Dept. 106 Stratford Upon Avon Warwickshire CV376LK United Kingdom

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Section 11.03. Right to Change Address

A Party may change its address for service by notice to the other Parties, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01. Assignment. The rights of the Parties shall not be assignable without the prior written consent of the other Party, which assignment shall not be unreasonably withheld.

Section 12.02. Expenses. Each Party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

Section 12.03. Governing Law. This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the State of Nevada applicable therein to the exclusion of any conflicts of laws rules, which would refer the matter to the laws of another jurisdiction. Each Party accepts the exclusive jurisdiction of the courts of the State of Nevada and all courts of appeal there from.

Section 12.04. Time. Time shall be of the essence in this Agreement.

Section 12.05. No Amendment Except in Writing. This Agreement may be amended only by written instrument executed by all of the Parties hereto.

Section 12.06. Further Assurances. The Parties shall with reasonable diligence do all things and provide all reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions, whether before or after the Closing Date.

Section 12.07. Notices. The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

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IN WITNESS WHEREOF the Parties have executed this Purchase Agreement on the date first above written.

PURCHASER:

Yui Daing

TARGET:

Data Cloud Inc., a Nevada corporation

By:
Name:
Title:

PARENT:

Data Backup Solutions, Inc., a Nevada corporation

By:
Name:
Title:

WHS:

Web Hosting Solutions Limited, a United Kingdom private company limited by shares

By:
Name:
Title:

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